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                                                                    EXHIBIT 99


Contact:  Clark/Bardes, Inc.
          Ron Roth
          Vice President, Marketing
          (214) 871-8717

                                                           FOR IMMEDIATE RELEASE


                   CLARK/BARDES ACQUIRES SCHOENKE & ASSOCIATES

               To be the premier designer and distribution company of business-owned life insurance products to corporations

DALLAS, TX, SEPTEMBER 22, 1998 -- Clark/Bardes Holdings Inc. (NASDAQ: CLKB), a publicly held designer, distributor and administer of insurance-financed employee benefit programs, today announced the acquisition of Schoenke & Associates for $17 million. The deal is in line with the company's strategy to rapidly grow the firm through acquisitions and to be a leader in the consolidation of the highly fragmented insurance financed employee benefit industry.

Started in 1978 by former Washington Redskins lineman Ray Schoenke, Schoenke & Associates is a mid sized, 35 member executive benefit and compensation consulting firm headquartered in Maryland with offices in Dallas, St. Louis and Honolulu. The firm specializes in designing, financing and administering programs for corporate America, and it has many Fortune 1000 corporate clients. National accounts include: MCI, MBNA, Fannie Mae and Marriott Corporation. Regional banks include: First Virginia Bank, First Maryland Bank, Bank of Hawaii, First Hawaiian Bank, Commonwealth Savings Bank and Brenton Bank.

"We are stronger together than we are apart, with greater leverage and more buying power. It's a win-win situation for everyone. The business remains and we improve our products and services," says Chris Nyland, former executive vice president and now in charge of running the Schoenke & Associates office in Washington, D.C.

" The acquisition adds approximately 35 extremely talented and experienced professionals to the Clark/Bardes family, says Mel Todd, President of Clark/Bardes. Known in the industry for their creativity and world class service, Schoenke & Associates mirrors our corporate values, goals and culture. It's a natural fit for both of us."

"We are delighted to be playing on the same team with Schoenke & Associates. They add breadth and depth of expertise to Clark/Bardes' national presence. The firm is integral to enhancing our role as a


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provider of innovative benefit and insurance solutions to corporations and banks," said Tom Wamberg, chairman of Clark/Bardes.

GOING PUBLIC

Prior to the acquisition of Schoenke & Associates, Clark/Bardes completed an initial public offering on August 19, 1998, creating the first publicly-held company of its kind in the industry. "We have the opportunity to spearhead the consolidation of the highly fragmented insurance industry much like what we've seen happen over the last five years in banking. Going public gives us the means to pioneer this trend," said Wamberg.

Schoenke & Associates is the second acquisition for Clark/Bardes in the last 12 months.


ABOUT CLARK/BARDES, INC.

Founded in 1967, Clark/Bardes is a nationally recognized firm with expertise in executive benefit design, funding and plan administration. The company's primary purposes to help companies offset the cost of employee and executive benefit obligations through the use of sophisticated insurance products that maintain or increase shareholder value.

The statements contained in this new releases that are forward looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to competitive and other market factors, general economic conditions, government regulations, insurance trends, customer purchasing behavior and other facets of the Company's business operations. Further information may be obtained at the company's Internet site: www.clarkbardes.com

A written prospectus regarding the offering of the stock may be obtained from the underwriters or Mel Todd, President, Clark/Bardes, Inc,. 2121 San Jacinto, Suite #2200, Dallas, TX 75201


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